                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS

                             (DOLLARS IN THOUSANDS)



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                                                                                                          SIX-MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                          JUNE 30,
                                  -------------------------------------------------------------       --------------------------
                                                                                      PRO FORMA             COMBINED   PRO FORMA
                                  1991        1992       1993       1994       1995        1995       1995       1996       1996
                                  ----        ----       ----       ----       ----        ----       ----       ----       ----
Earnings:
   Earnings from continuing
      operations before
      income taxes,
      cumulative effect of
      change in accounting
      principles and
      extraordinary charges      6,292       10,404     13,039      17,208     20,948      6,050     10,371     11,532       3,874
   Fixed charges                    84           97        110         107        130     14,561         63         66       7,233
                                ------       ------     ------      ------     ------     ------     ------     ------      ------
Earnings(1)                      6,376       10,501     13,149      17,315     21,078     20,611     10,434     11,598      11,107
                                ======       ======     ======      ======     ======     ======     ======     ======      ======
Fixed charges:
   Interest expense                  0            0          0           0          0     13,816          0          0       6,859
   Amortization of
      financing cost                 0            0          0           0          0        615          0          0         308
   Imputed interest on
      operating lease
      obligations                   84           97        110         107        130        130         63         66          66
                                ------       ------     ------      ------     ------     ------     ------     ------      ------
Fixed charges(2)                    84           97        110         107        130     14,561         63         66       7,233
                                ======       ======     ======      ======     ======     ======     ======     ======      ======

Ratio of earnings to fixed
   charges(~ 1)/(2)             75.90x      108.26x    119.54x     161.82x    162.14x      1.42x    165.62x    175.73x       1.54x
                                ======       ======     ======      ======     ======     ======     ======     ======      ======

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